As filed with the Securities and Exchange Commission on November 15, 2006
Registration Number 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CAPELLA EDUCATION COMPANY
(Exact name of registrant as specified in its charter)

Minnesota	41-1717955
(State of incorporation)	(I.R.S. Employer Identification Number)
225 South 6th Street, 9th Floor
Minneapolis, Minnesota 55402
(888) 227-3552
(Address of Principal Executive Offices)
LEARNING VENTURES, INC. 1993 STOCK OPTION PLAN
CAPELLA EDUCATION COMPANY 1999 STOCK OPTION PLAN
CAPELLA EDUCATION COMPANY 2005 STOCK INCENTIVE PLAN
(Full Title of the Plans)
Stephen G. Shank
Chairman and Chief Executive Officer
Capella Education Company
225 South 6th Street, 9th Floor
Minneapolis, Minnesota 55402
(888) 227-3552
(Name, address and telephone number of agent for service)

Calculation of Registration Fee

			Proposed
		Proposed	Maximum
Title of Each Class of	Amount	Maximum	Aggregate	Amount of
Securities To	To Be	Offering Price	Offering	Registration
Be Registered	Registered (1)	Per Share (2)	Price (2)	Fee
COMMON STOCK, $.01 PAR VALUE, ISSUABLE PURSUANT TO:
Learning Ventures, Inc. 1993 Stock Option Plan
Issuable Upon Exercise of Outstanding Options	125,783 shares	$9.42(3)	$1,184,876	$126.79
Capella Education Company 1999 Stock Option Plan
Issuable Upon Exercise of Outstanding Options	1,054,107 shares	$14.35(3)	$15,126,436	$1,618.53
Capella Education Company 2005 Stock Incentive Plan
Issuable Upon Exercise of Outstanding Options	1,072,603 shares	$20.00(3)	$21,452,060	$2,295.37
Reserved for Future Grants	1,940,397 shares	$25.10(4)	$48,703,965	$5,211.33
TOTAL	4,192,890 shares			$9,252.02

(1)	This Registration Statement will also cover any additional shares of common stock that become issuable under the Learning Ventures, Inc. 1993 Stock Option Plan, Capella Education Company 1999 Stock Option Plan, or the Capella Education Company 2005 Stock Incentive Plan as a result of a stock split, stock dividend or similar adjustment of the outstanding shares of common stock of Capella Education Company.

(2)	Estimated solely for the purpose of determining the registration fee.

(3)	Computed in accordance with Rule 457(h) under the Securities Act of 1933, based on the weighted average per share exercise price of outstanding options granted under the respective plan.

(4)	Computed in accordance with Rule 457(h) and 457(c) of the Securities Act of 1933. Such computation is based on the average of the high and low prices as reported on the The Nasdaq Stock Market on November 10, 2006.

Part I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act.
Part II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     Capella Education Company (the “Company” or the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (the “Commission”):
(1) The Prospectus contained in the Registrant’s Registration Statement on Form S-1 (Registration No. 333-124119) filed with the Commission on November 13, 2006 pursuant to Rule 424(b)(4).
(2) The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (001-33140) filed with the Commission on November 8, 2006, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.
     All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all of the shares of Common Stock offered have been sold or that deregisters all shares of the Common Stock then remaining unsold shall be deemed to be incorporated by reference in and a part of this Registration Statement from the date of filing of such documents.
     Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Capella Education Company’s common stock is registered under Section 12 of the Exchange Act and, therefore, the description of securities is omitted.
Item 5. Interests of Named Experts and Counsel.
     Gregory W. Thom, Vice President, General Counsel and Secretary, has given his opinion about certain legal matters affecting the plans in this registration statement. Mr. Thom owns options to purchase a total of 62,771 shares of the Company’s common stock, 23,939 of which are exercisable within 60 days of the date of this registration statement. The total number of shares underlying stock options owned by Mr. Thom represents less than 1% of the total outstanding shares of common stock of the Company. Mr. Thom is eligible to participate in the Plans.
Item 6. Indemnification of Directors and Officers.
     Section 302A.521, subd. 2, of the Minnesota Statutes requires that the Company indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the Company, against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions if such person (i) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties or fines, (ii) acted in good faith, (iii) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director, (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful, and (v) in the case of acts or omissions occurring in the person’s performance in the official capacity of director or, for a person not a director, in the official capacity of officer, board committee member or employee, reasonably believed that the conduct was in the best interests of the Company, or, in the case of performance by a director, officer or employee of the Company involving service as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the Company. In addition, Section 302A.521, subd. 3, requires payment by the Company, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain instances. A decision as to required indemnification is made by a disinterested majority of the Company’s board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the board, by special legal counsel, by the shareholders, or by a court.
     The Company’s bylaws provide that the Company shall indemnify each of the Company’s directors and officers, for such expenses and liabilities, in such manner, under such circumstances, and to such extent, as required or permitted by the Minnesota Statutes, as detailed above. The Company also maintains a director and officer liability insurance policy.
Item 7. Exemption from Registration Claimed.
     Not applicable. No securities are to be re-offered or resold pursuant to this registration statement.
Item 8. Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.2 to the Registrant’s Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-124119) filed with the Commission on October 6, 2006).

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.4 to the Registrant’s Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-124119) filed with the Commission on October 6, 2006).

4.3	Specimen of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Amendment No. 4 to Registration Statement on Form S-1 (Registration No. 333-124119) filed with the Commission on October 20, 2006).

5	Opinion of Gregory W. Thom, General Counsel of the Registrant (filed herewith).

23.1	Consent of Gregory W. Thom, General Counsel of the Registrant (included in Exhibit 5).

23.2	Consent of Ernst & Young LLP (filed herewith).

24	Powers of Attorney (filed herewith).

Item 9. Undertakings.
A.	The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on November 15, 2006.

CAPELLA EDUCATION COMPANY

By:	/s/ Lois M. Martin

Lois M. Martin
Senior Vice President and Chief Financial Officer
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 15, 2006.

Signature	Title

/s/ Stephen G. Shank*	Chairman and Chief Executive Officer
Stephen G. Shank	(Principal Executive Officer)

/s/ Lois M. Martin*	Senior Vice President and Chief Financial Officer
Lois M. Martin	(Principal Financial Officer)

/s/ Amy L. Drifka*	Vice President and Corporate Controller
Amy L. Drifka	(Principal Accounting Officer)

Stephen G. Shank	)
S. Joshua Lewis	)
James A. Mitchell	)
David W. Smith	)
Tony J. Christianson	)
Gordon A. Holmes	)	The Board of Directors*
Jody G. Miller	)
Jeffrey W. Taylor	)
Darrell R. Tukua	)
Jon Q. Reynolds, Jr.	)
Sandra E. Taylor	)

*	Lois M. Martin, by signing her name hereto, does hereby sign this document on behalf of each of the above-named officers and/or directors of the Registrant pursuant to powers of attorney duly executed by such persons.

By	/s/ Lois M. Martin
Lois M. Martin, Attorney-in-Fact

INDEX TO EXHIBITS

Item No.	Description	Method of Filing

4.1	Amended and Restated Articles of Incorporation	Incorporated by reference

4.2	Amended and Restated Bylaws	Incorporated by reference

4.3	Specimen of Common Stock Certificate	Incorporated by reference

5	Opinion of Gregory W. Thom, General Counsel of the Registrant	Filed herewith

23.1	Consent of Gregory W. Thom, General Counsel of the Registrant	Included in Exhibit 5

23.2	Consent of Ernst & Young LLP	Filed herewith

24	Powers of Attorney	Filed herewith